CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
United Dominion Realty Trust, Inc.

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated January 11, 1994, with respect to the Statement of Rental Operations of The Village At Old Tampa Bay Apartments for the year ended December 31, 1992, filed with the Securities and Exchange Commission on Form 8-K/A dated February 18, 1994, in Amendment No. 1 to the Registration Statement (Form S-3), File No. 33-52521 and related Prospectus of United Dominion Realty Trust, Inc. for the registration of $75 million of senior notes.




                                   /s/ AHEARN, JASCO + COMPANY
                                   ____________________________________
                                   AHEARN, JASCO + COMPANY
                                   Certified Public Accountants




March 25, 1994